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                            CERTIFICATE OF AMENDMENT
                                       OF
                              DECLARATION OF TRUST
                                       OF
               MITCHELL HUTCHINS/KIDDER, PEABODY INVESTMENT TRUST

     The undersigned, being a Trustee of Mitchell Hutchins/Kidder, Peabody Investment Trust (the 'Trust'), a Massachusetts business trust, hereby certifies pursuant to Section 8.3 of Article VIII and Section 10.1 of Article X of the Declaration of Trust of MITCHELL HUTCHINS/KIDDER, PEABODY INVESTMENT TRUST, that the Trustees of the Trust have duly adopted at the Board of Trustees meeting held on August 30, 1995 the following amendment to the Declaration of Trust of the Trust dated the 10th day of November, 1995, in the manner provided in such Declaration of Trust.

       VOTED: that the Declaration of Trust dated March 28, 1991 be, and it hereby is, amended to change the name of the series thereof, previously designated by the Board of Trustees of the Trust as follows:

       to:  'PaineWebber Tactical Allocation Fund'

       from: 'Mitchell Hutchins/Kidder, Peabody Asset Allocation Fund'.

     IN WITNESS WHEREOF, the undersigned, being a Trustee of the Trust, has signed this Certificate of Amendment in duplicate, as of the 20th day of November, 1995.

                                                     THOMAS R. JORDAN
                                           .....................................
                                                         Trustee

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